Exhibit 10.5

House Lease Agreement

Lessor (Party A): Shanghai Jishu Enterprise Marketing Planning Co., Ltd.

Lessee (Party B): Shanghai Anyi Network Technology Co., Ltd.

Party A and Party B, in order to clarify the rights and obligations of both parties related to the house lease, reached an agreement through negotiation as follows:

1.	Party A will lease the house located at Room 307, 3/F, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai with an area of 150 m2 to Party B for office use.

2.	The monthly rent shall be RMB 46,460.57, so the annual rent shall be RMB 557,526.84. The deposit for the house shall be RMB 1,393,817,100.

3.	The lease period shall be six years, starting from November 1, 2019 and ending on October 31, 2025, but the period from November 1, 2019 to November 30, 2019 shall be rent free. If Party B intends to continue leasing the house after the expiration of the lease period, it should inform Party A and obtain Party A’s consent one month in advance. If Party A consents to the renewal, both Parties shall conclude a new lease agreement separately.

4.	Party B undertakes that the business activities it carries out during the lease term will not disturb the residents or affect the environment and public safety, and will conform to the management regulations of Party A. Party B further undertakes that, in case of any change in its contact information, it will notify Party A promptly.

5.	Party A may, based on its own business needs, give a written notice to Party B to terminate this Agreement during the lease period. If Party B fails to respond within 10 working days, this Agreement shall automatically terminate. If Party A finds that Party B has any misconduct or other behaviors that may cause losses to Party A, Party A shall have the right to unilaterally terminate this Agreement and claim compensation from Party B.

6.	If Party B fails to complete the registration of establishment of a company or changes the registered address of the company during the lease period, Party A shall have the right to unilaterally terminate this Agreement.

7.	In case of any relocation for municipal construction or national construction and development purpose during the lease period, both Parties shall unconditionally terminate the performance of this Agreement immediately. In addition, both Parties shall comply with national laws and policies and abide by this Agreement, and any Party who violates the above provisions shall bear the liabilities accordingly.

8.	After completing the company registration, Party B shall meet the regulatory requirements of the industry and commerce authority, the taxation authority, etc., and operate legally and pay tax in accordance with the law.

9.	In case of any change during the lease period, both Parties shall the right to notify the other Party one month in advance to terminate this Agreement, and the rent shall be calculated based on the actual number of lease days.

10.	This Agreement is made in three copies, with one copy for each Party respectively and the rest one to be submitted to the company registration authority to apply for the registration of establishment. The Agreement shall take effect from the date of signing by both Parties.

Party A: [Seal Affixed Here]	Signature of representative:	/s/ Fei Huihong

Party B: [Seal Affixed Here]	Signature of representative:	/s/ Lv Haiping

Date: August 16, 2022